SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into as of May 31, 2011 by and between Cross Border Resources, Inc. (the “Company”) and BDR, Inc. (“Consultant”) (sometimes collectively referred to as the “Parties”).

WHEREAS, on January 31, 2011, the Company and Consultant entered into a Consulting Agreement (the “Consulting Agreement”) whereby Consultant agreed to perform certain services for the Company and the Company agreed to compensate Consultant for performing such services;

WHEREAS, Consultant raised some issues regarding certain indebtedness owed by the Company to Green Shoe Investments Ltd. and Little Bay Consulting NA (the “Loans”), and resigned as a consultant to the Company;

WHEREAS, in response to Consultant’s concerns, the Company engaged an outside third party to conduct an independent investigation of the issues raised by Consultant;

WHEREAS, the conclusion of the independent investigation was that the Company and its officers and directors acted in a reasonable manner and that there was not sufficient evidence to support the Company’s taking another position as to the Loans;

WHEREAS, the Consultant and the Company and its officers and directors have accepted the conclusions of the independent investigation and desire to enter into this Agreement to terminate their contractual relationship and settle amicably, fully, and finally issues that exist or may exist between them.

NOW, THEREFORE, in consideration of the premises and mutual promises and agreements herein contained, the Parties agree as follows:

1.           Termination of Consulting Agreement.  The Parties agree that the Consulting Agreement shall be terminated as of the date of this Agreement, and that Consultant is no longer obligated to provide services for the Company under the Consulting Agreement and the Company is no longer obligated to compensate Consultant for any services it performs after the date of this Agreement.

2.           Consideration:  In addition to the mutual releases contained herein, the Parties hereby agree to the following consideration:

2.1	Consideration by the Company:

2.1.1	Simultaneously herewith, the Company shall pay Consultant a lump sum of $82,500, which constitutes $90,000 less $7,500 paid to Consultant by the Company after Consultant’s resignation;

2.1.2
The Company shall not require Consultant to reimburse the Company for expenses charged to the Company totaling $882.42 which the Company contends were personal and are owed by Consultant to the Company;

2.1.3
Simultaneously herewith, title to the automobile provided to Consultant by the Company is hereby transferred to Consultant, and the Company shall take any additional action required to convey certificate of title to Consultant;

2.1.4	The Company shall release Consultant of its obligation to repay the Company for prepaid rent paid on Consultant’s behalf.

2.2           Consideration by Consultant.  Consultant hereby forfeits all options (vested and unvested) granted under the Consulting Agreement and that certain Nonqualified Stock Option Award Agreement made a part thereof.

3.           No Current Claims.   Consultant represents and warrants that it is not presently a named plaintiff in any lawsuit, filed in any jurisdiction, against the Company and that it has not filed a charge with any administrative agency against the Company.  In the event that this warranty and representation is incorrect, the Company shall have the absolute right to terminate this Agreement, and to demand and have immediately returned to the Company all consideration paid by it to Consultant pursuant to this Agreement.  Further, the Company is hereby indemnified and held harmless by Consultant for any breach of the warranty and representation contained in this Section, and to recover from Consultant all costs and expenses incurred as a result of Consultant’s breach of the warranty and representation contained in this Section, and all costs and expenses incurred in defending any now-pending legal or administrative proceeding in which Consultant (or its principal Jim D. Swink, Jr.) is a named plaintiff, claimant or petitioner.  Costs and expenses, for purposes of this Section, shall include, but not be limited to, attorneys’ fees and other legal costs.

4.           Independent Contractor.  Consultant represents and warrants that it performed services under the Consulting Agreement as an independent contractor and that at no time has Consultant, its subsidiaries, affiliates, shareholders, partners, members, principals, officers, directors, agents, and employees ever been an employee of the Company.

5.           Consultant Release.

5.1           Consultant hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries, affiliates, shareholders, officers, directors, agents, and employees with respect to any and all claims, obligations, commissions, demands, debts, causes of action, losses, damages, suits, controversies, accounts, costs, expenses, attorneys’ fees, indemnities and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, actual or potential, whether based on contract, tort, statute, or other legal or equitable theory of recovery, arising prior to the date of this Agreement but limited to only those arising from or relating to the Consulting Agreement or the Loans.

Initials of authorized representative of Consultant:  /s/ JS

5.2           Nothing in this Agreement is or should be construed as a release by Consultant of, or an agreement by Consultant not to sue on, any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, costs, losses, debts, or expenses arising out of any matter, cause, acts, conduct, claims, or events which may occur after the date of this Agreement.

6.           Company Release.

6.1           The Company hereby irrevocably and unconditionally releases and forever discharges Consultant, its subsidiaries, affiliates, shareholders, officers, directors, agents, and employees with respect to any and all claims, obligations, commissions, demands, debts, causes of action, losses, damages, suits, controversies, accounts, costs, expenses, attorneys’ fees, indemnities and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, actual or potential, whether based on contract, tort, statute, or other legal or equitable theory of recovery, arising prior to the date of this Agreement but limited to only those arising or relating to the Consulting Agreement or the Loans.

Initials of authorized representative of the Company:  /s/ EWG

6.2           Nothing in this Agreement is or should be construed as a release by the Company of, or an agreement by the Company not to sue on, any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, costs, losses, debts, or expenses arising out of any matter, cause, acts, conduct, claims, or events which may occur after the date of this Agreement.

7.           No Admission of Liability or Wrongdoing.  The Company and Consultant agree and acknowledge that this Agreement is the result of a compromise and shall never at any time for any purpose be construed as an admission of any liability or wrongdoing on the part of any party.

8.           Confidentiality of Trade Secrets

8.1           During the term the Consulting Agreement, Consultant has acquired knowledge of confidential and proprietary information. Consultant hereby agrees that it and its affiliates shall not directly or indirectly use or disclose, any Trade Secret, as defined hereinafter, that it may have acquired during the term of the Consulting Agreement. The term “Trade Secret” as used in this Agreement shall mean information including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers which derives economic value from not being available to the general public and is the subject of reasonable efforts by the Company to maintain its secrecy.

8.2           Consultant agrees and acknowledges that, if a violation of any covenant contained in Section 8.1 occurs or is threatened, such violation or threatened violation will cause irreparable injury to the Company, the remedy at law for any such violation or threatened violation will be inadequate and the Company shall be entitled to appropriate equitable relief, not limited to an immediate temporary restraining order.

9.           Nondisparagement.

9.1           Consultant shall not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Company, or its goodwill or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company regarding events that have occurred prior to the date of this Agreement. This section shall not apply to Consultant’s rights regarding any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, costs, losses, debts, or expenses arising out of any matter, cause, acts, conduct, claims, or events which may occur after the date of this Agreement.

9.2           The Company shall not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Consultant, or its goodwill or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Consultant regarding events that have occurred prior to the date of this Agreement. This section shall not apply to Company’s rights regarding any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, costs, losses, debts, or expenses arising out of any matter, cause, acts, conduct, claims, or events which may occur after the date of this Agreement.

10.           Entire Agreement.  This Agreement sets forth the complete and exclusive statement of the terms of the agreement between the Parties and fully supersedes any and all prior agreements (oral or in writing) or understandings between the Parties pertaining to the subject matter hereof.

11.           Successors.  This Agreement shall be binding upon and inure to the benefit of each Party and upon each Party’s subsidiaries, affiliates, shareholders, officers, directors, agents, and employees.

12.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Texas.

13.           Modifications.  This Agreement may be amended or modified only by a written instrument, signed by the Company and Consultant, expressly setting forth the Parties’ intention to amend or modify this Agreement.  No condition, term, or provision of this Agreement may be waived by any party except in writing, signed by the party or its authorized representative, expressly setting forth the party’s intention to waive a condition, term or provision of this Agreement.

14.           Severability.                       Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall be deemed not to be affected.

15.           Construction.  This Agreement has been heavily negotiated and jointly drafted and both Parties have been represented by counsel.  Therefore, the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile or electronic copy, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall be binding upon the party executing the same.

17.           Authority to Execute Agreement.

17.1           The Company represents and warrants that this instrument is a valid and binding corporate action and that the person executing this instrument on behalf of the Company is duly authorized to do so on behalf of the corporation.

17.2           Consultant represents and warrants that this instrument is a valid and binding corporate action and that the person executing this instrument on behalf of Consultant is duly authorized to do so on behalf of the corporation.

18.           Recitals.  The recitals hereto are contractual in nature and are hereby incorporated into the Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BDR, INC.		CROSS BORDER RESOURCES, INC.

By:	/s/ Jim Swink Jr.	By:	/s/ E.W. Gray II
	Jim D. Swink, Jr.		Everett Willard “Will” Gray, II
	President		Chief Executive Officer

WITNESS:		WITNESS:

/s/ Starre Haas		/s/ P. Mark Stark
Print Name: Starre Haas		Print Name: P. Mark Stark